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                      February 14, 2024

       Dr. Amina Odidi
       Acting Chief Financial Officer
       Intellipharmaceutics International Inc.
       30 Worcester Road
       Toronto, Ontario M9W 5X2

                                                        Re:
Intellipharmaceutics International Inc.
                                                            Form 20-F/A for the
fiscal year ended November 30, 2022
                                                            Filed February 6,
2024
                                                            File No. 000-53805

       Dear Dr. Amina Odidi:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Life Sciences